===============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule14a-11(c) or Rule 14a-12

                         Commission File No. 000-27357

                               ASHFORD.COM, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                                     [LOGO]


                               ASHFORD.COM, INC.
                        3800 BUFFALO SPEEDWAY, SUITE 400
                              HOUSTON, TEXAS 77098


                                 July __, 2001



TO THE STOCKHOLDERS OF ASHFORD.COM, INC.

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Ashford.com, Inc. (the "Company"), which will be held at the Renaissance Hotel, Greenway II Room, Concourse Level, located at 6 Greenway Plaza East, Houston, Texas 77046, on Monday, August 27, 2001, at 4:30 p.m., Central Standard Time.

     Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

     It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.


                                    Sincerely,



                                    David F. Gow
                                    Chief Executive Officer

                                     [LOGO]


                               ASHFORD.COM, INC.
                        3800 BUFFALO SPEEDWAY, SUITE 400
                              HOUSTON, TEXAS 77098


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 27, 2001

     The Annual Meeting of Stockholders (the "Annual Meeting") of Ashford.com, Inc. (the "Company") will be held at the Renaissance Hotel, Greenway II Room, Concourse Level, located at 6 Greenway Plaza East, Houston, Texas, 77046, on Monday, August 27, 2001, at 4:30 p.m., Central Standard Time, for the following purposes:

     1. To elect two directors of the Board of Directors to serve until their three-year term expires or until their successors have been duly elected and qualified;

     2. To approve an amendment to the Amended and Restated Certificate of Incorporation to effect a one-for ten reverse split of the outstanding shares of the Company's Common Stock;

     3. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending March 31, 2002; and

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the attached Proxy Statement.

     Only stockholders of record at the close of business on June 28, 2001 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 3800 Buffalo Speedway, Suite 400, Houston, Texas, during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS,


                                    Brian E. Bergeron
                                    Secretary
Houston, Texas
July __, 2001

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                               ASHFORD.COM, INC.
                        3800 BUFFALO SPEEDWAY, SUITE 400
                              Houston, Texas 77098

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           To be held August 27, 2001

     These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Ashford.com, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Renaissance Hotel, Greenway II Room, Concourse Level, located at 6 Greenway Plaza East, Houston, Texas 77046, on Monday, August 27, 2001, at 4:30 p.m., Central Standard Time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about July __, 2001.

                               PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On June 28, 2001, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 55,833,458 shares of Common Stock outstanding. Each stockholder of record on June 28, 2001 is entitled to one vote for each share of Common Stock held by such stockholder on June 28, 2001. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

QUORUM REQUIRED

     The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

VOTES REQUIRED

     PROPOSAL 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The two nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

     PROPOSAL 2. Under Delaware law, approval of the reverse stock split requires the approval of the holders of a majority of the Company's outstanding shares, and not merely the approval of a majority of the Company's shares represented in person or by proxy at a meeting at which a quorum is present. Broker non-votes will count as a vote against the proposal.

     PROPOSAL 3. Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending March 31, 2002 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

PROXIES

     Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal 2 and FOR Proposal 3 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

SOLICITATION OF PROXIES

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company has retained the services of Mellon Investor Services LLC ("Mellon") to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Mellon a fee not to exceed $5,500.00 for its services and will reimburse Mellon for certain out-of-pocket expenses that are usual and proper. In addition, the Company may reimburse brokerage houses, fiduciaries and custodians representing beneficial owners of shares for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                 PROPOSAL NO. 1
                                 --------------

                             ELECTION OF DIRECTORS

     The Company currently has authorized eight directors. In accordance with the terms of the Company's Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes: Class I, whose term will expire at the 2003 Annual Meeting; Class II, whose term will expire at the 2001 Annual Meeting; and Class III, whose term will expire at the 2002 Annual Meeting. At the 2001 Annual Meeting, two directors will be elected to serve until the Annual Meeting to be held in 2004 or until his or her respective successor is elected and qualified. The Board of Directors has selected two nominees as the nominees for Class II. The nominees for the Board of Directors are both currently directors of the Company and are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

NOMINEES FOR TERM ENDING IN 2004

     Set forth below is information regarding the nominees, including their ages, the period during which they have served as directors, and certain biographical information.

                                          DIRECTOR
            NAME                           SINCE                AGE
----------------------------      ---------------------     ----------
Kevin R. Harvey (1)                    December 1998             36
Colombe M. Nicholas (1)                 August 1999              56

____________________
(1)  Member of Audit Committee and Governance Committee.

     KEVIN R. HARVEY has served as a Director of the Company since December 1998. Mr. Harvey has been a Managing Member of the general partner of Benchmark Capital, a venture capital firm, since January 1995. From July 1993 to January 1995, he served as General Manager for Lotus Development Corporation. In August 1990, Mr. Harvey founded Approach Software Corporation, a software company, where he served as the President and Chief Executive Officer until July 1993, when Approach was sold to Lotus Development Corporation. Prior to founding Approach, Mr. Harvey founded StyleWare Inc., a software company that was subsequently sold to Claris Corporation. Mr. Harvey is also a director of Broadbase Software, Inc., a developer and provider of customer relationship applications, Critical Path, Inc., an e-mail hosting services company, Red Hat Software, a developer and provider of open source software and services, and a director of several privately held companies. Mr. Harvey received a B.S.E.E. from Rice University.

     COLOMBE M. NICHOLAS has served as a Director of the Company since August 1999. Ms. Nicholas served as President and Chief Executive Officer for Anne Klein Group, a women's fashion apparel company, from August 1996 to July 1999, when the company was sold to Kasper, ASL. From December 1993 to July 1996, Ms. Nicholas served as President and Chief Executive Officer of Orr Felt Company, a family-owned business that provides felt for paper manufacturing. From April 1991 to November 1993, she was the President and Chief Operating Officer of Giorgio Armani Fashion Corporation, the largest licensee of Armani Spa, Italy. From May 1980 to January 1989, Ms. Nicholas served as President and Chief Executive Officer of Christian Dior New York, a designer fashion company. Ms. Nicholas received a Bachelor of Arts in languages from the University of Dayton and a J.D. from the University of Cincinnati College of Law.

Set forth below is information regarding the continuing directors of the Company, including their ages, the period in which they have served as directors, and certain biographical information.

                                          DIRECTOR
            NAME                           SINCE                AGE
-----------------------------     ---------------------     ----------
J. Robert Shaw (1)                       April 1998              35
David F. Gow                             April 2001              38
James H. Whitcomb, Jr. (2)               March 1998              35
Robert Cohn (3)                           May 2000               52
Gordon Mayer                             April 2001              43
J. Terry Manning (4)                     June 2001               53

____________________
(1) Member of the Compensation Committee, Nominating Committee and Governance Committee.

(2)  Member of the Stock Option Committee.

(3) Member of the Compensation Committee, Nominating Committee and Governance Committee.

(4)  Member of the Audit Committee.

     J. ROBERT SHAW is a co-founder of the Company and has served as the Chairman of the Board of Directors since April 1998. Mr. Shaw had been President, Chief Executive Officer and Director of Emerging.com, Inc., a technology consulting firm, since its inception in 1999. Emerging.com, Inc. ceased operations in April 2001. In 1989, Mr. Shaw founded Synergy Development Corp., an information-technology consulting firm that provided equipment and services to online commerce companies, and was President and Chief Executive Officer since its inception. Synergy Development Corp. was sold in August 1999 to e-Partners. From 1985 to 1989, Mr. Shaw served as Vice President of Sales and Finance for StyleWare, Inc., a software company that was subsequently sold to Claris Corporation. Mr. Shaw received a Bachelor of Business Administration in economics cum laude from the University of St. Thomas.

     DAVID F. GOW joined the Company in May 1999 as our Chief Financial Officer and was promoted to Chief Executive Officer in April 2001. From January 1996 to February 1999, Mr. Gow was the Director of Strategic Planning at Compaq Computer Corporation. From August 1993 to January 1996, Mr. Gow worked as a consultant with McKinsey & Co., serving the technology, energy, banking and retail industries. Mr. Gow received a Bachelor of Arts in Economics from Williams College and a Masters degree from the Kennedy School of Government at Harvard University.

     JAMES H. WHITCOMB, JR. co-founded the Company. He has served as the Company's President and as a Director since March 1998. From the Company's inception to May 1999, he served as Chief Executive Officer, and from May 1999 to February 2000 he served as the Company's Chief Operating Officer. From November 1999 to February 2001, Mr. Whitcomb served as a director of Emerging.com, Inc., a technology consulting firm. Emerging.com, Inc. ceased operations in April 2001. From February 1990 to March 1998, Mr. Whitcomb served as Chief Technology Officer at Synergy Development Corp, an information-technology consulting firm, and served as a director since its inception. Synergy Development Corp. was sold in August 1999 to e-Partners. Mr. Whitcomb earned a bachelor's degree in accounting from the University of Texas at Austin.

     ROBERT COHN has served as a Director of the Company since May 2000. From September 1997 until his retirement in May 1999, Mr. Cohn served as Executive Vice President of Lucent Technologies, Inc. From June 1982 until September 1997, Mr. Cohn served as founder, Chief Executive Officer and Chairman of the Board of Directors of Octel Communications, a provider of voice messaging systems. Mr. Cohn presently serves as a director of Saba Software, Inc., an enterprise software company. Mr. Cohn holds a B.S. from the University of Florida and an M.B.A. from Stanford University.

     GORDON MAYER has served as a Director of the Company since April 2001. From February 1998 to February 2000, he served as the Chairman of the Board of Directors of Geoworks, Inc. From December 1996 to March 2000, he was a Member of the Board of Directors of SnapTrack, Inc. In February 2000, he became Chief Executive Officer of Guild.com, Inc. Mr. Mayer received a B.S. and a Masters degree in electrical engineering from Purdue University.

     J. TERRY MANNING has served as a Director of the Company since June 2001. Mr. Manning is a certified public accountant with more than thirty years of business and executive management experience. From September 1973 to June 2000, Mr. Manning was with BDO Seidman, LLP, an international accounting and consulting firm. Mr. Manning was a partner in the firm from 1978 until his retirement in 2000. During his career with the firm, Mr. Manning served in many capacities including as a member of the firm's Board of Directors, one of two Vice-Chairmen responsible for the day-to-day management of the firm, National Director of Strategic Planning, National Director of Marketing, National Director of Human Resources and Regional SEC Director for the Firm's Western region. Mr. Manning is currently a Director of PinnacleOne, Inc., an engineering and claims consulting firm headquartered in Phoenix, Arizona. Mr. Manning received a BBA degree in accounting from The University of Notre Dame.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended March 31, 2001, the Board of Directors held eleven (11) meetings and acted by written consent in lieu of a meeting on seven
(7) occasions. For the fiscal year, each of the directors during the term of his or her tenure attended or participated in at least 75% of the aggregate of
(i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. The Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee, the Nominating Committee and the Governance Committee.

     During the fiscal year ended March 31, 2001, the Audit Committee of the Board of Directors held two (2) meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent accountants, the scope of the annual audits, fees to be paid to the independent accountants, the performance of the Company's independent accountants and the accounting practices of the Company. The members of the Audit Committee are Messrs. Manning, Harvey and Ms. Nicholas.

     During the fiscal year ended March 31, 2001, the Compensation Committee of the Board of Directors held one (1) meeting and acted by written consent in lieu of a meeting on one (1) occasion. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees of the Company and administers the incentive compensation and benefit plans of the Company. The members of the Compensation Committee are Messrs. Shaw and Cohn.

     During the fiscal year ended March 31, 2001, the Stock Option Committee of the Board of Directors acted by written consent in lieu of a meeting on forty-one (41) occasions. The Stock Option Committee administers the Company's stock-based incentive compensation plans for employees and consultants who are not considered officers or directors of the Company. The sole member of the Stock Option Committee is Mr. Whitcomb.

     The Nominating Committee of the Board of Directors was formed during March 2001 and held no meetings during the fiscal year ended March 31, 2001. The Nominating Committee screens and considers potential candidates for the Board of Directors and makes recommendations of potential candidates to the Board of Directors. The members of the Nominating Committee are Messrs. Shaw and Cohn.

     The Governance Committee of the Board of Directors was formed during March 2001 and held no meetings during the fiscal year ended March 31, 2001. The Governance Committee serves to improve the functioning of the Company by furthering good corporate governance practices. The members of the Governance Committee are Messrs. Shaw, Harvey, Cohn and Ms. Nicholas.

DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation from the Company for their services as members of the Board of Directors. Directors are eligible to participate in our stock plans. Subsequent to the Company's initial public offering, non-employee directors are eligible to receive automatic option grants under the Company's 1999 Equity Incentive Plan. New non-employee directors joining the Board of Directors subsequent to the Company's initial public offering receive, at a minimum, a fully vested option for 2,375 shares of the Company's Common Stock. At each annual meeting of stockholders, beginning in 2000, all non-employee directors continuing to be members of the Board of Directors after the Annual Meeting will receive, at a minimum, a fully vested option for 7,125 shares of the Company's Common Stock. However, a non-employee director is not eligible to receive an annual option for 7,125 shares in the same calendar year in which he or she received the initial option for 2,375 shares. Pursuant to the terms of the 1999 Equity Incentive Plan, Messrs. Cohn and J. Terry Manning each received an initial fully vested option for 2,375 shares upon his appointment as director of the Company on April 19, 2000 and June 14, 2001, respectively, and Messrs. Shaw and Harvey and Ms. Nicholas received fully vested options for 7,125 shares each on the July 27, 2000 Annual Meeting. Also, pursuant to the terms of the 1999 Equity Incentive Plan, Messrs. Shaw, Harvey, Cohn, and Ms. Nicholas will each receive fully vested options for 7,125 shares on the date of the 2001 Annual Meeting.

     Ms. Nicholas also received the following options from the Company: (a) on August 15, 1999, she received an option for 71,250 shares of the Company's Common Stock at an exercise price per share of $4.22; (b) on February 18, 2000, Ms. Nicholas received an option for 72,000 shares of the Company's Common Stock at an exercise price per share of $7.32; and (c) on April 25, 2000, Ms. Nicholas received an option for 72,000 shares of the Company's Common Stock at an exercise price per share of $2.63. The Company paid Ms. Nicholas $47,612 during fiscal 2000 for the consulting services she provided to the Company. Mr. Cohn also received a fully vested option on April 25, 2000 for 143,250 shares of the Company's Common Stock at an exercise price per share of $2.63. In connection with the Company's merger with Guild.com, Inc. on January 3, 2001, the Company assumed all of the outstanding options granted under the Guild.com, Inc. Stock Option Plan, including an option grant made to Mr. Mayer on July 12, 2000 for 2,300,340 shares of Guild.com, Inc. common stock at an exercise price of $0.28 per share, which converted into an incentive stock option to purchase 101,656 shares of the Company's Common Stock and a nonstatutory stock option to purchase 553,112 shares of the Company's Common Stock, both at an exercise price of $0.36 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 31, 2001, certain information known to the Company regarding the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock,
(ii) the directors, (iii) the executive officers named in the Summary Compensation Table and (iv) the directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of May 31, 2001. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. The percentage of beneficial ownership for the following table is based on 55,833,437 shares of Common Stock outstanding as of May 31, 2001. Unless otherwise indicated, the address for each listed stockholder is: c/o Ashford.com, Inc., 3800 Buffalo Speedway, Suite 400, Houston, Texas 77098. To our knowledge, except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

                                                                                         SHARES BENEFICIALLY OWNED
                                                                                          AS OF MAY 31, 2001 (1)
                                                                            -----------------------------------------------
BENEFICIAL OWNER                                                               NUMBER OF SHARES        PERCENTAGE OF CLASS
----------------------------------------------------------------------      --------------------      ---------------------
Kevin R. Harvey                                                                       10,869,302                19.47%
 Entities affiliated with Benchmark Capital Partners II, L.P. (2)
Amazon.com NV Investment Holdings, Inc.                                                7,406,632                13.27
 Entities affiliated with Amazon.com, Inc. (3)
J. Robert Shaw (4)                                                                     3,092,375                 5.54
Kenneth E. Kurtzman (5)                                                                1,920,687                 3.44
James H. Whitcomb, Jr. (6)                                                             3,146,521                 5.64
David F. Gow (7)                                                                         566,285                 1.01
Scott Hockler (8)                                                                        709,974                 1.27
Gary A. Paranzino                                                                              0                 *
William J. Hensler (9)                                                                   198,125                 *
Cheryl L. Holland (10)                                                                    89,583                 *
Robert Cohn (11)                                                                         145,625                 *
Gordon Mayer (12)                                                                        163,692                 *
Colombe Nicholas (13)                                                                     89,265                 *
All directors and executive officers as a group (15 persons) (14)                     21,224,969                38.01

_______________________
*   Less than 1% of the outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities.

(2) Consists of shares held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders Fund II, L.P., Benchmark Founders Fund II-A, L.P. and Benchmark Members' Fund II, L.P. Kevin R. Harvey is a Managing Member of Benchmark Capital Management Co. II, L.L.C., the general partner of the Benchmark entities and is a director of the Company. He disclaims beneficial ownership of the shares held by the entities except to the extent of his pecuniary interest therein. The address for Mr. Harvey and the Benchmark entities is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025. Includes options to purchase 7,125 shares subject to options exercisable within 60 days of May 31, 2001.

(3) As reported in a Schedule 13G filed on January 7, 2000, Amazon.com, Inc. has the sole power to vote or to direct the vote as to 707,964 shares and has, along with Amazon.com Holdings, Inc. and Amazon.com Advertising Services NV, Inc., shared power to vote or to direct the vote as to 6,698,668 shares. Amazon.com, Inc.'s address is 1200 12th Avenue South, Suite 1200, Seattle, Washington 98144.

(4) Includes options to purchase 7,125 shares subject to options exercisable within 60 days of May 31, 2001.

(5) Includes options to purchase 68,187 shares subject to options exercisable within 60 days of May 31, 2001.

(6) Includes options to purchase 35,270 shares subject to options exercisable within 60 days of May 31, 2001.

(7) Includes options to purchase 566,285 shares subject to options exercisable within 60 days of May 31, 2001.

(8) Includes options to purchase 26,041 shares subject to options exercisable within 60 days of May 31, 2001.

(9) Includes options to purchase 198,125 shares subject to options exercisable within 60 days of May 31, 2001.

(10) Includes options to purchase 89,583 shares subject to options exercisable within 60 days of May 31, 2001.

(11) Includes options to purchase 2,375 shares subject to options exercisable within 60 days of May 31, 2001.

(12) Includes options to purchase 163,692 shares subject to options exercisable within 60 days of May 31, 2001.

(13) Includes options to purchase 89,265 shares subject to options exercisable within 60 days of May 31, 2001.

(14) Includes options to purchase 1,486,608 shares subject to options exercisable within 60 days of May 31, 2001.


                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Company's Board of Directors (the "Compensation Committee" or the "Committee") has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer ("CEO") and certain other executive officers of the Company and to administer the Company's 1998 Stock Incentive Plan, 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan and 2000 Non-Officer Stock Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO and certain other executive officers. The Committee is composed of non-employee directors and meets on a scheduled basis to evaluate the effectiveness of the compensation program in linking Company performance and executive pay. Additionally, the Committee is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly.

     For the fiscal year ended March 31, 2001, the process utilized by the Committee in determining executive officer compensation levels was based on the subjective judgment of the Committee. Among the factors considered by the Committee were the recommendations of the CEO with respect to the compensation of the Company's key executive officers. However, the Committee made the final compensation decisions concerning such officers.

GENERAL COMPENSATION POLICY

     The objective of the Company's executive compensation program is to align executive compensation with the Company's long and short-term business objectives and performance goals. Additionally, it is imperative that executive compensation enables the Company to attract, retain and motivate qualified executives who are able to contribute to the long-term success of the Company. The following specific strategies are utilized to guide the Company's executive compensation decisions:

     . Risk and Reward. A significant portion of an executive's compensation should be tied to his or her performance and contributions to the success of the Company.

     . Pay for Performance. If an executive performs above maximum expectations, then the executive should be rewarded with a higher level of compensation. Similarly, if performance is below minimum expectations, then there should be a lower level of compensation or there may be no variable compensation.

     . Compensate Competitively. The Company compares its compensation programs to those of other companies of comparable size and in similar industries and establishes compensation programs that are substantially at market.

     During fiscal 2001, the Company's executive compensation program included these key elements:

     . Base Salary. The Company establishes the base salaries of its executives based on competitive market practices derived from comparisons with companies of similar size and in similar industries. Additionally, each executive's base pay is positioned relative to the total compensation package, including cash incentives and equity-based incentives.

     . Cash Bonus. Solely performance-based compensation. The Company establishes bonuses for executives on the basis of the Company's achievement of financial performance targets on an individual's accomplishment of both corporate and functional objectives.

     . Equity-Based Incentives. Stock options are designed to align the interests of each executive with those of the stockholders. Each year, the Committee considers the grant to executives of stock option awards. The Committee believes that stock options provide added incentive for executives to influence the strategic direction of the Company and to create and grow value for customers, stockholders and employees. Options are granted at fair market value and typically have four-year vesting periods, contingent upon the executive's continued employment with the Company. The number of stock option shares that are granted to individual executives is based on demonstrated performance. The additional options granted to the Named Officers in fiscal 2001 were granted based on each officer's annual performance review.

CEO COMPENSATION

     The annual base salary for Mr. Kurtzman, the Company's Chief Executive Officer during fiscal year 2001, was established by the Committee based on the Committee's subjective evaluation of Mr. Kurtzman's personal performance of his duties. Mr. Kurtzman's bonus for fiscal 2001 was guaranteed according to Mr. Kurtzman's employment agreement with the Company. The option grants made to Mr. Kurtzman during the 2001 fiscal year were based upon his potential for increasing long-term stockholder value and are intended to place a significant portion of his total compensation at risk. His options will have no value unless there is appreciation in the value of the Company's Common Stock over the options' terms.

TAX LIMITATION

     Under the federal tax laws, a publicly held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company's executive officers for the 2001 fiscal year will exceed the $1 million limit per officer. In order to qualify option grants under the Company's 1999 Equity Incentive Plan (the "Plan") for an exemption available to performance-based compensation, certain provisions of the Plan provide a limit on the maximum number of shares of Common Stock for which any one participant may be granted stock options each year over the term of the Plan. Accordingly, any compensation deemed paid to an executive officer when he exercises an outstanding option for shares of Common Stock under the Plan with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                    Compensation Committee

                                    J. Robert Shaw
                                    Robert Cohn

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors was formed in September 1999, and the members of the Compensation Committee are Messrs. Shaw and Cohn. Mr. Shaw currently serves as Chairman of the Board of Directors of the Company and Mr. Cohn is currently a member of the Board of Directors of the Company. Neither of these individuals was at any time during fiscal 2001, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.


                            AUDIT COMMITTEE REPORT(1)

The Securities and Exchange Commission rules now require the Company to include in its Proxy Statement a report from the Audit Committee of the Board of Directors. The following report concerns the Audit Committee's activities regarding oversight of the Company's financial reporting and auditing process.

                       __________________________________

     The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, and it operates under a written charter approved by the Board of Directors, a copy of which is attached to this Proxy Statement as Exhibit A. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in compliance with the applicable requirements for corporate audit committees. The Audit Committee reviews and reassesses the adequacy of its charter annually.

     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with applicable accounting standards, laws and regulations. Arthur Andersen LLP, the Company's independent auditing firm, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards.

     The members of the Audit Committee are not functioning as professional accountants or auditors or experts in the fields of accounting or auditing, and their responsibilities are not intended to duplicate or to certify the activities of management or Arthur Andersen LLP. The Audit Committee serves a Board of Directors-level oversight role in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with the auditors and the experience of the Committee members in business, financial and accounting matters.

     Among other matters, the Audit Committee recommends to the Board of Directors the independent auditors to be selected to audit the annual financial statements and review the quarterly financial statements of the Company. The Audit Committee then monitors the activities and performance of the independent auditors, including the overall audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to provide non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditor. The Audit Committee also reviews the results of the independent audit with regard to the adequacy and appropriateness of the Company's internal financial and accounting controls, including computerized information system controls and security. The Audit Committee meets with management and the independent auditors, both together and separately, as it deems necessary, to discuss significant business risks and exposures and controls in

--------------
(1) The information above regarding the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of the Company under the Securities Act of 1933, as amended or the Exchange Act, as amended whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

place to effectively manage such risks. The Audit Committee also reviews the qualitative judgments concerning the appropriateness and acceptability of accounting principles adopted, estimates made and financial disclosures.

     The Audit Committee has reviewed and discussed the consolidated financial statements with management and Arthur Andersen LLP. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Arthur Andersen LLP has represented to the Audit Committee that its presentations included the matters required to be discussed by the independent auditor as set forth in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees".

     Arthur Andersen LLP also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and the Audit Committee discussed with Arthur Andersen LLP that firm's independence with respect to the Company.

     Following the Audit Committee's discussions with management and Arthur Andersen LLP, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended March 31, 2001.


  AUDIT COMMITTEE:
  J Terry Manning, Chairman        Colombe M. Nicholas
  Kevin R. Harvey

                            STOCK PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between September 23, 1999 and March 31, 2001 with the cumulative total return of (i) the Nasdaq National Market Composite Index and (ii) the JP Morgan H&Q Internet 100 Index (the "H&Q Internet Index"), over the same period. This graph assumes the investment of $100.00 on September 23, 1999 in the Company's Common Stock, the Nasdaq National Market Composite Index and the H&Q Internet Index, and assumes the reinvestment of dividends, if any.

     The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, however the Company is not responsible for any errors or omissions in such information.

                                    [GRAPH]

                                      9/23/99    9/30/99    12/31/99    3/31/00    6/30/00    9/30/00    12/31/00    3/31/01
                                     --------   --------   ---------   --------   --------   --------   ---------   --------
Ashford.com, Inc.                    $ 100.00   $  70.91   $   84.62   $  36.30   $  22.12   $  25.96   $    2.41   $   4.81
Nasdaq National Market Composite       100.00      99.78      147.48     165.54     143.94     132.46       88.66      66.26
 Index
JP Morgan H&Q Internet 100 Index       100.00     104.81      202.89     211.91     157.21     151.23       78.06      48.27

     The Company effected its initial public offering of its Common Stock on September 22, 1999 and trading of the Company's Common Stock commenced on September 24, 1999. The closing price on September 24, 1999 was $12.625 per share. The graph above commences with the price of $13.00 per share on September 23, 1999.

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation earned during the fiscal years ended March 31, 2001, 2000 and 1999 by (i) the Company's Former Chief Executive Officer, (ii) the four other most highly compensated executive officers who were serving as executive officers of the Company as of March 31, 2001 and (iii) the one individual for whom disclosures would have been provided under clause (ii) directly above but for the fact that such individual was not serving as an executive officer of the Company as of March 31, 2001, each of whose total salary and bonus for services rendered in all capacities to the Company exceeded $100,000 during the fiscal year ended March 31, 2001 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                                    Long-Term
                                                                                                                   Compensation
                                                                                                                      Awards
                                                                                                                 ----------------
                                                                                                                     Number of
                                                                           Annual Compensation                       Securities
                                                   Fiscal        --------------------------------------------        Underlying
         Name and Principal Position                Year                Salary ($)              Bonus ($)        Options Granted(#)
-----------------------------------------        ----------      --------------------    --------------------    ------------------

Kenneth E. Kurtzman(1)                              2001                  $275,000                       -            400,000
    Former Chief Executive Officer and              2000                   225,962                  50,000          1,878,500
    Director                                        1999                         -                       -                  -

James H. Whitcomb, Jr.(2)                           2001                   206,000                       -            150,000
     President and Chief Information                2000                   200,923                       -             36,000
     Officer and Director                           1999                    76,923                       -                  -

David F. Gow(3)                                     2001                   178,947                  24,000            250,000
     Chief Executive Officer and Director,          2000                   175,606                       -             27,250
     Former Chief Financial Officer                 1999                    13,462                       -            831,250

William J. Hensler(4)                               2001                   154,038                  24,000            330,000
     Chief Operating Officer                        2000                    16,731                       -            360,000
                                                    1999                         -                       -                  -

Cheryl L. Holland(5)                                2001                   152,308                       -            400,000
      Vice President, Merchandising                 2000                         -                       -                  -
                                                    1999                         -                       -                  -

Gary A. Paranzino(6)                                2001                   247,798                  75,000            323,449
     Former Vice President, General Counsel         2000                    94,615                  57,308            443,199
     and Secretary                                  1999                         -                       -                  -
------------------------------------------------------------------------------------------------------------------------------------

(1) Mr. Kurtzman commenced employment with the Company in May 1999 and ceased employment with the Company in April 2001.

(2)  Mr. Whitcomb commenced employment with the Company in November 1998.

(3)  Mr. Gow commenced employment with the Company in March 1999.

(4)  Mr. Hensler commenced employment with the Company in February 2000.

(5)  Ms. Holland commenced employment with the Company in June 2000.

(6) Mr. Paranzino commenced employment with the Company in July 1999 and ceased full-time employment with the Company in January 2001.


STOCK OPTIONS GRANTED IN LAST FISCAL YEAR


     The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 2001 to the Named Officers. No stock appreciation rights were granted during such fiscal year to the Named Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       Individual Grants (1)
                           --------------------------------------------------------------------------------------------------------
                                               % of Total                                              Potential Realizable
                            Number of            Options                                                 Value at Assumed
                           Securities          Granted to                                           Annual Rates of Stock Price
                           Underlying           Employees         Exercise                        Appreciation For Option Term (3)
                             Options            In Fiscal         Price Per        Expiration     ---------------------------------
Name                        Granted (#)           Year           Share ($) (2)        Date               5% ($)           10% ($)
-----------------------    ----------         ------------     ----------------    ------------   ------------------   ------------
Kenneth E. Kurtzman            400,000   (4)         6.13%             $0.30         12/29/10           $ 75,467          $  191,249

James H. Whitcomb, Jr.         150,000   (4)         2.30               0.30         12/29/10             28,300              71,718

David F. Gow                   250,000   (4)         3.83               0.30         12/29/10             47,167             119,531

William J. Hensler             180,000   (4)         2.76               2.60         06/26/10            294,323             745,871
                               150,000   (4)         2.30               0.30         12/29/10             28,300              71,718

Cheryl L. Holland              250,000   (4)         3.83               2.60         06/26/10            408,782           1,035,933
                               150,000   (4)         2.30               0.30         12/29/10             28,300              71,718

Gary A. Paranzino              323,449   (5)         4.96               2.63         04/28/10            534,982           1,355,750

--------------
(1) The Company granted options to purchase 6,521,637 shares of Common Stock during the fiscal year ended March 31, 2001. The plan administrator has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the regrant date. The options have a maximum term of 10 years measured from the option grant date, subject to earlier termination if the optionee's service with the Company ceases. The plan administrator has the discretion to accelerate the vesting of options upon a change in control.

(2) The exercise price may be paid in cash, check, promissory note, in shares of the Company's Common Stock valued at fair market value on the exercise date or a broker-assisted cashless exercise procedure. All options were granted at an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. Prior to the Company's initial public offering of its securities, the Company's Board of Directors determined the fair market value of the Company's Common Stock. Following the Company's initial public offering of its securities, the fair market value of the Company's Common Stock was based on the Common Stock prices reported on the Nasdaq National Market Composite Index.

(3) The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Annual stock price appreciation of 5% and 10% is assumed in keeping with rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of the Company's stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of the term at the appreciated price.

(4) Each of these options becomes exercisable and vested in equal monthly installments over a 48-month period of service.

(5) This option becomes exercisable and vested in equal monthly installments over a 24-month period of service.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table provides the specified information concerning unexercised options held as of March 31, 2001 by the Named Officers and the number and value of options that were exercised in the fiscal year ended March 31, 2001. No stock appreciation rights were exercised during the fiscal year ended March 31, 2001, and no stock appreciation rights were outstanding as of March 31, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                              Number of Securities                            Value of Unexercised
                                             Underlying Unexercised                           In-the-Money Options
                                           Options at FY-End (#) (1)                         At FY-End ($) (1) (2)
                                  -----------------------------------------     ---------------------------------------------
             Name                       Vested                 Unvested                Vested                   Unvested
--------------------------------  ------------------       ----------------     -------------------       -------------------

Kenneth E. Kurtzman                     32,770                393,230                $  8,125                  $121,875

James H. Whitcomb, Jr.                  19,854                166,146                   3,047                    45,703

David F. Gow                           491,312                617,188                 273,935                   285,283

William J. Hensler                     140,625                549,375                   3,047                    45,703

Cheryl L. Holland                       56,250                343,750                   3,047                    45,703

Gary A. Paranzino (3)                  583,990                182,658                  15,437                     7,719
_____________________

(1) Vested shares are not subject to repurchase by the Company. Unvested shares are subject to repurchase by the Company upon termination of employment.

(2) Based on the fair market value of the Company's Common Stock per share at March 31, 2001 ($0.625) less the exercise price per share payable for such shares.

(3) As part of an agreement between the Company and Mr. Paranzino dated January 19, 2001, the vesting of all options held by Mr. Paranzino was accelerated as if Mr. Paranzino had provided an additional 12 months of service for the Company.

            EMPLOYMENT CONTRACTS, CHANGE IN CONTROL ARRANGEMENTS AND
                              SEVERANCE AGREEMENTS

     Under the Company's 1999 Equity Incentive Plan and 1998 Stock Incentive Plan, if a change in control of the Company occurs, an option or other award will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under such plans.

     All of the Named Officers have executed agreements with the Company indicating that their employment is at will and employment may be terminated by each officer or the Company at any time for any reason.

     The Company entered into an employment agreement with Mr. Kurtzman, the Company's former Chief Executive Officer, as of May 1, 1999, which provided for Mr. Kurtzman's salary, bonus, option and severance payments. He received a signing bonus of $50,000 in May, 1999. The Company's Board of Directors determined whether he received any bonuses, which were awarded based on objective or subjective criteria established in advance by the Company's Board of Directors. Under this agreement, Mr. Kurtzman was granted an option for 1,852,500 shares of the Company's Common Stock. If a change in control had occurred, the vesting of the option shares would have accelerated, and an additional 25% of Mr. Kurtzman's unvested option shares would have become vested. If Mr. Kurtzman had been terminated without cause, Mr. Kurtzman would have received a severance payment equal to nine months of salary and additional vesting of his option shares as if he provided another nine months of service for the Company. Mr. Kurtzman's employment was at-will. Either he or the Company could have terminated his employment at any time for any reason, with or without cause.

     The Company entered into an agreement with Kenneth Kurtzman on June 8, 2001 (the "Agreement"), which provided that Mr. Kurtzman will serve as a consultant of the Company from April 22, 2001 until February 1, 2002. In consideration for the consulting services, the Agreement provides that (i) Mr. Kurtzman will continue vesting in his remaining unexercised option grants through the term of the consulting relationship, (ii) Mr. Kurtzman will receive an option to purchase 1,000,000 shares of the Company's Common Stock, which vests with respect to 100% of the shares on May 1, 2002 and shall be exercisable for a period of 2 years following May 1, 2002, (iii) the Company will be deemed to repurchase all of the shares of the Company's Common Stock that were pledged as collateral for Mr. Kurtzman's May 16, 1999 loan for $780,000.00 and upon Mr. Kurtzman's return of those shares to the Company the loan will be considered paid in full and (iv) the Company will continue to provide Mr. Kurtzman with health benefits until the earlier of the date Mr. Kurtzman receives coverage through another entity, or February 1, 2002. The Agreement also provides that in consideration for Mr. Kurtzman's executing a general release of all claims against the Company, his April 6, 2001 loan for $50,000 will be forgiven in full and he will receive an amount equal to 22 weeks' base salary, with one half payable on April 23, 2001 and the remaining half payable on July 15, 2001.

     The Company entered into an employment agreement with Mr. Paranzino, the Company's former Vice President, General Counsel and Secretary, as of July 24, 1999, which provided for Mr. Paranzino's salary, bonus, option and severance payments. He received a signing bonus and a relocation bonus. Mr. Paranzino also received an option for 118,750 shares of the Company's Common Stock. If a change in control had occurred, or if Mr. Paranzino had been involuntarily or constructively terminated or if he had become deceased or permanently disabled (collectively, "Severance Event"), this option would have become exercisable and vested as to an additional number of shares, as if he had provided another 12 months of service following the event; provided, however, in no event would he have received more than 12 months of vesting acceleration if more than one of the previously described events had occurred. Mr. Paranzino's option for 304,699 shares of the Company's Common Stock also has the same vesting acceleration provision. In addition, if a Severance Event had occurred, Mr. Paranzino would have received six months of continued salary and employee benefits.

     The Company entered into an agreement with Mr. Paranzino on January 19, 2001 (the "Agreement"), which provided that Mr. Paranzino serve as a consultant of the Company for a period of 3 months from January 19, 2001. In consideration for the consulting services, the Agreement provides that Mr. Paranzino will continue to receive all of the employee benefits provided by the Company, including the continued vesting of his stock options, but excluding salary and accrued vacation. Also, in consideration for Mr. Paranzino's execution of a general release of all claims against the Company, the Agreement provides that Mr. Paranzino will receive (a) at Mr. Paranzino's election, the extension of the period in which he could exercise his options, (b) 12 months acceleration of the vesting of all his outstanding options and (c) $165,000 (minus (i) applicable taxes and withholding, (ii) any amount paid to Mr. Paranzino as salary for services performed between January 1, 2001 and January 19, 2001, (iii) Mr. Paranzino's employee contribution portion of the premiums for the continuation of insurance benefits through the 3 month consultancy period, (iv) deduction in the amount of the legally permissible maximum contribution to the Company's 401(k) plan for the year 2001 and (iv) any amount owed by Mr. Paranzino to the Company for purchases of Company products on account).

     In addition, the Company entered into a stock restriction agreement, dated December 4, 1998, with Mr. Whitcomb, the Company's President and Chief Information Officer. Pursuant to that agreement, if a change in control occurs and the Company's repurchase right that applies to his shares is not assigned to the successor corporation, then Mr. Whitcomb's shares will become fully vested. Pursuant to an employment agreement, all shares vest upon termination with or without cause and would no longer be subject to the stock restriction agreement upon such termination. Under this employment agreement, Mr. Whitcomb's employment is at-will. Either he or the Company can terminate his employment at any time for any reason, with or without cause. In addition, the Company's Board of Directors will determine whether he receives any bonuses, which will be awarded based on objective or subjective criteria established in advance by the Company's Board of Directors.

                                 PROPOSAL NO. 2
                                 --------------


PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE SPLIT OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK

General

     The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval an amendment to the Company's Amended and Restated Certificate of Incorporation effecting a one-for-ten reverse split of the Company's outstanding shares of Common Stock.

     The form of the proposed amendment to effect the reverse stock split is attached hereto as Exhibit B (the "Certificate of Amendment"). The Certificate of Amendment will effect a one-for-ten reverse split of the shares of the Company's Common Stock issued and outstanding, but will not change the number of authorized shares of Common Stock, the number of treasury shares held by the Company or the par value of the Company's Common Stock.

PURPOSE

     The Board of Directors approved the reverse stock split for the following reasons:

     . The Board of Directors believes a higher stock price may help generate investor interest in the Company and help the Company attract and retain employees and other service providers; and

     . The Board of Directors believes the reverse stock split is the most effective means to avoid a delisting of the Company's Common Stock from the Nasdaq National Market ("Nasdaq").

POTENTIAL INCREASED INVESTOR INTEREST

     On July 6, 2001, the Company's Common Stock closed as $0.20 per share. In approving the reverse stock split, the Board of Directors considered that the Company's Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board of Directors believes that most investment funds are reluctant to invest in lower priced stocks.

     The Board of Directors further believes that a higher stock price would help the Company attract and retain employees and other service providers. The Board of Directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company's market capitalization. If the reverse stock split successfully increases the per share price of the Company's Common Stock, the Board of Directors believes this increase will enhance the Company's ability to attract and retain employees and service providers.

NASDAQ LISTING

     The Company's Common Stock is quoted on Nasdaq under the symbol "ASFD." On April 9, 2001, the Company received notice from Nasdaq that its Common Stock had failed to maintain Nasdaq's minimum bid price closing requirement of $1.00 and that such failure had continued beyond the ninety (90) day probationary period allowed under the Nasdaq National Marketplace Rules. The letter specified that, as a result of the Company's failure to maintain the minimum bid price closing requirement, the Company's Common Stock would be delisted at the close of business on July 9, 2001. On July 10, 2001, the Company received notice from the Nasdaq that the Company did not demonstrate its ability to sustain compliance with its ninety (90) day grace period. Therefore, should the Company not appeal this decision, the Company's securities will be delisted from the Nasdaq at the opening of business on July 18, 2001. However, the Company is going to appeal the decision, and the delisting will be stayed pending a hearing before the Nasdaq Qualifications Panel. The Company believes that the panel may look favorably on the Company's reverse split proposal and may provide the Company with time to effect the split pending approval by the stockholders at the Annual Meeting. If, following the reverse stock split, the per share price of the Company's Common Stock is above $1.00 for ten (10) consecutive trading days, the Company believes Nasdaq may withdraw the delisting action.

     The Board of Directors believes that maintaining Nasdaq listing may provide a broader market for the Company's Common Stock and facilitate the use of the Company's Common Stock in financing transactions. The Board of Directors approved the reverse stock split partly as a means of increasing the share price of the Company's Common Stock above $1.00 per share.

     If the stockholders do not approve the reverse stock split proposal and the stock price does not otherwise increase to greater than $1.00 per share, the Company expects the Common Stock to be delisted from the Nasdaq.

     The reverse stock split may not result in an increase in the per share price of the Company's Common Stock; there are other risks associated with the reverse stock split.

     The Company cannot predict whether the reverse stock split will increase the market price for the Company's Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

     . The market price per new share of the Company Common Stock (the "New Shares") after the reverse stock split will rise in proportion to the reduction in the number of old shares of the Company Common Stock (the "Old Shares") outstanding before the reverse stock split;

     . The reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

     . The reverse stock split will result in a per share price that will increase the Company's ability to attract and retain employees and other service providers; and

     . The market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq or that the Company will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

     The market price of the Company's Common Stock will also be based on the Company's performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the Company's Common Stock declines, the percentage decline is an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, liquidity of the Company's Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

PRINCIPLE EFFECTS OF THE REVERSE STOCK SPLIT

     Corporate Matters. The reverse stock split would have the following effects on the number of shares of Common Stock outstanding:

     . Each ten (10) of the Company's Old Shares owned by a stockholder would be exchanged for one (1) New Share;

     . The number of shares of the Company's Common Stock issued and outstanding will be reduced from approximately fifty-five million eight hundred thirty-three thousand four hundred fifty-eight (55,833,458) shares to approximately five million five hundred eighty-three thousand three hundred forty-five (5,583,345) shares;

     . All outstanding options and warrants entitling the holders thereof to purchase shares of the Company's Common Stock will enable such holders to purchase, upon exercise of their options or warrants, one-tenth (1/10) of the number of shares of the Company's Common Stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to ten times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split; and

     . The number of shares reserved for issuance under the Company's existing stock option plans and employee stock purchase plans will be reduced to one-tenth (1/10) of the number of shares currently included in such plans.

     The reverse stock split will be effected simultaneously for all the Company's Common Stock and the exchange number will be the same for all of the Company's Common Stock. The reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company's stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than ten (10) shares. This, however, is not the purpose for which the Company is effecting the reverse stock split. Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

FRACTIONAL SHARES

     No scrip or fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by ten (10) will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our Common Stock, as reported in the Wall Street Journal, during the sixty (60) trading days preceding the date that is five (5) days before the effective time of the reverse stock split. If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of our Common Stock on such days or other prices determined by the Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums are due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

AUTHORIZED SHARES; FUTURE FINANCINGS

     Upon effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase from approximately forty-four million one hundred sixty-six thousand five hundred forty-two (44,166,542) shares to approximately ninety-four million four hundred sixteen thousand six hundred fifty-five (94,416,655) shares. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of the Company's Common Stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of the Company's Common Stock. Our future capital needs will be highly dependent on our ability to control expenses, manage the restructuring of our operations, as well as the market's demand for our services. Thus, any projections of future cash needs and cash flows are subject to substantial uncertainty. If our available funds and cash generated from operations are insufficient to satisfy the Company's liquidity requirements, we may seek to sell additional equity or debt securities, obtain a line of credit or curtail our existing operations. In addition, from time to time, we may evaluate other methods of financing to meet our capital needs on terms that are attractive to us. If the reverse stock split proposal is not approved by the stockholders at the Annual Meeting, our ability to raise additional capital could be adversely affected.

ACCOUNTING MATTERS

     The reverse stock split will not affect the par value of the Company's Common Stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company's balance sheet attributable to the Company's Common Stock will be reduced to one-tenth (1/10) of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company's Common Stock will be increased because there will be fewer share of the Company's Common Stock outstanding.

POTENTIAL ANTI-TAKEOVER EFFECT

     Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company's Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate the Company's shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company's Board of Directors and stockholders. Other than the reverse stock split proposal, the Company's Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company's Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

     If the Company's stockholders approve the reverse stock split and the Board of Directors still believes that the reverse stock split is in the best interests of the Company and its stockholders, we will file an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split will become effective at the time specified in the amendment, which will most likely be some time shortly after the filing of the amendment and which we refer to as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

     As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. The Company expects that its transfer agent, Mellon, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal the Company sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

     Even if the stockholders approve the reverse stock split, the Company reserves the right to not effect the reverse stock split if in the Board of Directors' opinion it would not be in the best interests of the Company and its stockholders to effect such reverse stock split.

NO DISSENTER'S RIGHTS

     Under the Delaware General Corporation Law, the Company's stockholders are not entitled to dissenter's rights with respect top the reverse stock split, and the Company will not independently provide stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (the "Code") (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

     The Company's view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of the holders of a majority of all outstanding shares of the Company's Common Stock entitled to vote on this proposal will be required for approval of the amendment.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT THE ONE-FOR-TEN REVERSE SPLIT OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK ISSUED AND OUTSTANDING.

                                 PROPOSAL NO. 3
                                 --------------


                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company is asking the stockholders to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending March 31, 2002. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Arthur Andersen LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests.

     Arthur Andersen LLP has audited the Company's financial statements since inception through March 31, 2001. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

FEES BILLED TO THE COMPANY BY ARTHUR ANDERSEN DURING FISCAL 2001

     Audit Fees. Audit Fees billed to the Company by Arthur Andersen during the Company's 2001 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $86,000.

     Financial Information Systems Design and Implementation Fees. The Company did not engage Arthur Andersen to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended March 31, 2001.

     All Other Fees. Fees billed to the Company for all other non-audit services rendered to the Company by Arthur Andersen during the Company's fiscal year ended March 31, 2001 including tax related services, totaled $197,950.

     Stockholder ratification of the selection of Arthur Andersen as the Company's independent public accountants is not required by the Company's bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Arthur Andersen to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2002.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     In May 1999, the Company loaned $780,000 to Mr. Kurtzman, Chief Executive Officer and director, in connection with Mr. Kurtzman's exercise of an option to purchase 1,852,500 shares of Common Stock. Mr. Kurtzman issued a promissory note to us bearing interest at the rate of 5.22% per annum that is secured by a pledge of a portion of the shares acquired and is payable in full by May 2004. In April 2001, the officer resigned from the Company and the Company agreed to repurchase all of the shares of Common Stock from the officer at the price paid by the officer in exchange for payment in full on the loan, including all principal and interest.

     In December 1999, the Company sold 707,964 shares of its Common Stock to Amazon.com, Inc., a leading online retailer, for $10 million in cash. The Company also issued an additional 6,698,664 shares of its Common Stock to Amazon.com in exchange for advertising placements targeted at Amazon.com's customer base with the intent of delivering new customers to the Company (the "Advertising Placements"). The fair market value of the shares issued in connection with the Advertising Placements totaled $94.6 million and was amortized over the one-year term of the agreement. During fiscal 2000, the Company paid $6.0 million to Amazon.com for promotional costs in connection with the acquisition of new customers. As of March 31, 2001, Amazon.com held an approximate 13.27% ownership interest in the Company.

     In April 2000, the Company loaned $375,888 to Mr. Cohn, a director, in connection with Mr. Cohn's exercise of an option to purchase 143,250 shares of Common Stock. Mr. Cohn issued a promissory note to us bearing interest at the rate of 6.71% per annum that is secured by a pledge of the shares acquired and is payable in full by April 2004.

     Mr. Shaw, the Chairman of the Board of Directors of the Company and one of our founders, was the President and Chief Executive Officer of Emerging.com, Inc., an information-technology consulting firm that provided equipment and services to online commerce companies. In addition, Mr. Whitcomb, our President, Chief Information Officer and one of our directors, was also a director of Emerging.com, Inc. During fiscal 2001, the Company purchased computer equipment and consulting services from Emerging.com, Inc. at prices and terms that the Company believes are equivalent to those available to and transacted with unrelated parties. During fiscal 2001, charges for consulting services and payments for computer equipment and Web site development costs to Emerging.com, Inc. totaled $3.6 million, including $2.9 million of cash and 258,706 warrants to purchase the Company's Common Stock for $0.01. Emerging.com, Inc. ceased operations in April 2001.

     Mr. Harvey, a director of the Company, is also a director of Broadbase Software, Inc., a developer and provider of customer relationship applications. During fiscal 2001, the Company purchased software from Broadbase Software, Inc. totaling approximately $23,285 at prices and terms that the Company believes are equivalent to those transacted with unrelated parties.

     We believe that all of these transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to us we could have obtained from unaffiliated third parties.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 2001 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2001 fiscal year, except that Messrs. Paranzino, Shaw, Gow, Kurtzman and Whitcomb filed Form 5 reports, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board of Directors members and greater than ten-percent stockholders, except that Ms. Nicholas, Mr. Shaw, Mr. Cohn and Mr. Harvey each filed one late Form 4 that disclosed one option grant.

                                   FORM 10-K

     THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 2001, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULE AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO ASHFORD.COM, INC., 3800 BUFFALO SPEEDWAY, SUITE 400, HOUSTON, TEXAS 77098, ATTN:
ELLEN BROOKS, INVESTOR RELATIONS.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Stockholder proposals that are intended to be presented at the 2002 Annual Meeting that are eligible for inclusion in the Company's proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than June 25, 2002, in order to be included. Such stockholder proposals should be addressed to Ashford.com, Inc., 3800 Buffalo Speedway, Suite 400, Houston, Texas 77098, Attn: Brian E. Bergeron, Corporate Secretary.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                    BY ORDER OF THE BOARD OF DIRECTORS,



                                    David F. Gow
                                    Chief Executive Officer

Houston, Texas
July __, 2001



WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                                   APPENDIX A
                                   ----------

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             OF ASHFORD.COM, INC.,
             AS ADOPTED BY THE BOARD OF DIRECTORS ON JUNE 13, 2001


THE PURPOSE OF THE AUDIT COMMITTEE:

     The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the company's financial reporting, internal accounting and financial controls, and annual independent audit. Management is responsible for the preparation, presentation and integrity of the company's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with applicable accounting standards, laws and regulations. The company's independent auditing firm is responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards. The independent auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the company's shareholders.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the company and the power to retain outside counsel, auditors, or other records for this purpose.

MEMBERSHIP:

     The Board of Directors shall appoint an Audit Committee of the Board of Directors consisting of at least three Directors, designating one as Chair of the Committee. Each member of the Committee shall meet the independence and qualification requirements as provided in the applicable Marketplace Rules of The NASDAQ Stock Market, which are summarized as follows: All members (except one, if the exemption set forth in the Marketplace Rule is found to apply) shall be free from any relationship to the company that would interfere with the exercise of independent judgment as a Committee member, as determined by the Board of Directors in its business judgment. All Committee members shall be financially literate, in that they are able to read and understand fundamental financial statements, or shall become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management expertise.

RESPONSIBILITIES:

     The Audit Committee's job is one of oversight. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The company's financial managers and the outside auditors have more time, knowledge, and detailed information on the company than do the Committee members. Consequently, the Committee and its members are not providing any expert or special assurances as to the Company's financial statements or any professional certification as to the independent auditor's work.

     Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide where permitted by law and as appropriate under the circumstances.

 . The Company shall prepare all reports, including the report required by the Securities and Exchange Commission to be included in the Company's annual proxy statement, and take any other actions required of the Committee by law, applicable regulations, or as requested by the Board of Directors.

 . The Committee shall review with management and the outside auditors the audited financial statements to be included in the company's annual report on Form 10-K and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards (SAS) No. 61.

 . As a whole, or through the Committee chair, the Committee shall review with the outside auditors, prior to the company's filing of the quarterly report on form 10-Q, the company's interim financial results to be included in the company's quarterly reports and the matters required to be discussed by SAS No. 61.

 . The Committee shall discuss with management and the independent auditors the quality and adequacy of the company's internal controls.

 . The Committee shall ensure the independent auditors deliver to the Committee annually a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1. The Committee will discuss with the independent auditors any relationships or services disclosed in such statement that may impact the objectivity and independence of the Company's independent auditors and take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the outside auditors.

 . The Committee shall report its actions to the full Board of Directors and make appropriate recommendations, including whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

 . The Committee shall recommend to the Board, for the Board's approval, the independent auditors to be retained. The Committee also shall evaluate the independent auditors and report the results of such evaluation to the Board, including any recommendation that the Board replace the current auditors.

 . The Committee shall review the adequacy of this Charter on an annual basis and recommend changes to the Board for approval.

The Committee shall attach this Charter to the company's annual proxy statement at least once every three years and confirm the existence of and compliance with this charter every year.

                                   APPENDIX B
                                   ----------

                        CERTIFICATE OF AMENDMENT OF THE
                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ASHFORD.COM, INC.

Brian E. Bergeron hereby certifies that:

1. He is the duly elected and acting Secretary of Ashford.com, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation").

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 9, 1999 and the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 28, 1999.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation amends the provisions of the Third Amended and Restated Certificate of Incorporation.

4. The terms and provisions of this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

5. Article IV of the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

     "This Corporation is authorized to issue two classes of shares to be designated, respectively, common stock ("Common Stock") and preferred stock ("Preferred Stock"). Each share of Common Stock shall have a par value of $0.001. The total number of shares of Common Stock this Corporation shall have authority to issue is 100,000,000, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 10,000,000.

     Effective 12:01 a.m. on July __, 2001 (the "Effective Time"), each one (1) share of Common Stock of the Corporation issued and outstanding shall, by virtue of this amendment to the Corporation's Third Amended and Restated Certificate of Incorporation, be combined into one tenth (1/10th) of one
     (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected by Section 2 such pursuant to procedures adopted by the Corporation.

     No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

     A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Company Stock, as reported in The Wall Street Journal, on the sixty (60) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split) (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split or other price determined by the Board of Directors).

     The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Third Amended and Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion, if applicable, of the Preferred Stock."

     IN WITNESS WHEREOF, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation, which amends certain provisions of the Third Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this ____ day of ________, 2001.



                                     ___________________________________
                                       Brian E. Bergeron, Secretary

PROXY                           ASHFORD.COM, INC.                          PROXY
             3800 BUFFALO SPEEDWAY, SUITE 400, HOUSTON, TEXAS 77098

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ASHFORD.COM, INC.
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 27, 2001

          The undersigned holder of Common Stock, par value $.001, of Ashford.com, Inc. (the "Company") hereby appoints David F. Gow and Brian E. Bergeron, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, August 27, 2001 at 4:30 p.m. local time, at the Renaissance Hotel, Greenway II Room, Concourse Level, located at 6 Greenway Plaza East, Houston, Texas 77046, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

          This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

          PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                   (Reverse)
                               ASHFORD.COM, INC.

         [X]   PLEASE MARK VOTES
               AS IN THIS EXAMPLE

1.  To elect the following directors to serve for a      2. To approve an amendment to the Certificate of
    term ending upon the 2003 Annual Meeting of             Incorporation to effect a one-for-ten reverse stock split of
    Stockholders or until their successors are elected      the outstanding shares of the Company's Common Stock.
    and qualified:

NOMINEES:  Kevin R. Harvey and Colombe M. Nicholas

FOR       WITHHELD        For all nominees,
                          except for nominees               FOR       AGAINST       ABSTAIN
                          written below.
[ ]         [ ]               [ ]                           [ ]         [ ]           [ ]
                   _______________________
                   Nominee exception(s).


                                                                                            3.  To ratify the appointment of
                                                                                                Arthur Andersen LLP as the
                                                                                                Company's independent public
                                                                                                accountants for the fiscal year
                                                                                                ending March 31, 2002.


                                                                                                 FOR     AGAINST      ABSTAIN
                                                                                                 [ ]       [ ]          [ ]

                                                                                              In their discretion, the proxies are
                                                                                              authorized to vote upon such other
                                                                                              business as may properly come before
                                                                                              the Annual Meeting.


The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.


Signature: ____________________  Signature (if held jointly): ________________
Date: ________________, 2001

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.